Exhibit 99.1

Planet Green Enters the Fast Growing Global Lactoferrin Market,

Adding Chief Scientist to Drive Innovation-Based

Product Portfolio Growth

Company Gains Access to Rare and Commercially Desirable High-Quality

Lactoferrin for the Large and Rapidly Scaling Chinese Markets,

Adding New Scientist to Drive New Product Development

NEW YORK, August 11, 2026 /PRNewswire/ -- Planet Green Holdings Corp. (NYSE American: PLAG) (the “Company”), operating a diversified portfolio of businesses, including consumer products and online advertising, today announced it has entered into commercial operations to source, market and distribute lactoferrin, a critical glycoprotein used in a wide range of health products, including the Company’s chewable immune tablets. Lactoferrin is also widely used in infant formulas, sports nutrition, and a wide range of dietary and immune supplements.

To improve access to this fast-growing market, the Company intends to expand its executive team to include a Chief Scientist. This newly added role will play a key role in sourcing and prioritizing strategic scientific investments, joint ventures and new product launches with a goal to expand and enhance the Company’s product portfolio and revenue generating capabilities. The Company has identified a strong leading candidate at a leading US academic institution for this Chief Scientist role and is in advanced negotiations to fill the role in the near term.

Today, commercially produced lactoferrin is produced primarily through two methods:

●	Extraction from Bovine Milk (dominant method):

o	Whey or skim milk from traditional dairy processing is highly purified using membrane filtration and ion-exchange chromatography to isolate bovine lactoferrin.

o	Because milk contains relatively little lactoferrin, very large volumes of milk are required, making production expensive and supply constrained.

●	Precision fermentation (emerging):

o	Genetically engineered microorganisms (such as yeast or fungi) produce recombinant lactoferrin in fermentation tanks.

o	This approach offers greater scalability, consistency, and potentially lower costs, although commercial adoption is still in its early stages.

The Company is focused on delivering world class products that require the highest quality lactoferrin for the Chinese market. The target market is currently the world’s largest lactoferrin market, representing 22% of the estimated $300 million in annual global demand today. The market is expanding rapidly, at an estimated 9% annually, and is expected to exceed $100 million in annual sales in China alone by 2030 and $500 million globally. China imports almost all lactoferrin today, due primarily to limited domestic production capabilities.

The Company’s Chief Executive Officer, Zhou Bin commented on the importance of this critical compound in the global health markets, “Lactoferrin is a crucial glycoprotein that is part of your body’s immune response and is the hero ingredient in our chewable immune tablets. With our rapidly growing market share and consumer adoption, gaining access to this critical ingredient should only enhance our market position going forward.”

“Lactoferrin is obtained from mammalian milk, and has been dubbed “Pink Gold”, not only due to its pale pink hue, but also because of its extremely high commercial value. Extracting lactoferrin from cow’s milk is a complex and costly process, and the low yield and high demand make it a valuable and sought after bioactive ingredient.”

“We use pure lactoferrin which is unavailable in China for most of manufacturers and is expected to command a premium due to its high-quality. With a large market growing quickly to well over $100 million addressable market, we see this as attracting and compelling business opportunity for many years to come,” concluded Mr. Zhou.

About Planet Green Holdings Corp.

Planet Green Holdings Corp. (“Planet Green”), headquartered in Flushing, New York, is a Nevada holding company with business operations conducted through its subsidiaries in mainland China and Canada. Planet Green operates a diversified portfolio of businesses, including consumer products and online advertising.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in our reports filed with the Securities and Exchange Commission, which are available, free of charge, on the SEC’s website at www.sec.gov.

For further information, please contact:

Ms. Wei Li
Chief Financial Officer
Phone: 347 370 2352
Email: weili@planetgreenholdings.com

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